UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2012 (November 16, 2012)

American Realty Capital Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54690	27-3715929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) (212) 415-6500 Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 29, 2012, the board of directors of American Realty Capital Trust III, Inc. (the “Company”), ratified the Company’s entry, through its sponsor, AR Capital, LLC (the “Sponsor”), into a purchase and sale agreement to acquire the fee simple interest in Aon Corporation’s office building complex located in Lincolnshire, Illinois. The Company completed its due diligence review as of November 16, 2012, which was prior to the end of the due diligence period upon which the purchase and sale agreement was conditioned, among other conditions. The Company acquired the property on November 16, 2012.

A description of the acquisition and the property is included in Item 2.01, and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 16, 2012, the Company, through a wholly owned subsidiary of its operating partnership, closed its acquisition of a fee simple interest in an office building complex, located in Lincolnshire, Illinois. The seller of the property was 4 Overlook LLC. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The property contains 818,686 rentable square feet and is 100% leased to Aon Corporation. The lease has an original lease term of 26 years with 12.1 years remaining at acquisition and expires in December 2024.  The lease contains two renewal options of five years each. The lease contains no rental escalations during the current lease term. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight line rental income for the initial lease term is $10.8 million, or $13.22 per rentable square foot.

The purchase price of the property was $148.0 million, exclusive of closing costs. The Company funded 100% the acquisition of the property with cash from the sale of its common stock. The Company may seek to obtain financing on the property post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: November 21, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors